Exhibit 21.1

CenterState Banks of Florida, Inc.

Form 10-K

For Fiscal Year Ended December 31, 2005

Subsidiaries of Registrant

First National Bank of Osceola County, organized under the laws of the United States

First National Bank of Polk County, organized under the laws of the United States

CenterState Bank West Florida, organized under the laws of the United States

CenterState Bank of Florida, organized under the laws of the State of Florida